                                 SCHEDULE 13D

CUSIP No. 52803103
------------------

                                   EXHIBIT 6

                            JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated:  October 2, 2001


                          AGFA-GEVAERT N.V.

By:                       By:    /s/  ANDRE BERGEN
                                 -----------------

                          Name:   Andre Bergen
                          Title:  Chief Financial and Administrative Officer and
                                  Vice Chairman of the Board of Management


                          AGFA CORPORATION

                          By:    /s/ EDDY ROTTIE
                                 ---------------

                          Name:     Eddy Rottie
                          Title:    Executive Vice President and Chief
                                    Financial Officer